Exhibit 99.1

Investor Contact: Sharon Merrill Associates (617) 542-5300 trr@investorrelations.com	Company Contact: Thomas W. Bennet, Jr., CFO (978) 970-5600 tbennet@trcsolutions.com

TRC Announces Second-Quarter Fiscal 2010 Financial Results

Lowell, MA, February 3, 2010 - TRC Companies, Inc. (NYSE: TRR), a recognized leader in engineering, consulting, and construction management services to the energy, environmental, and infrastructure markets, today announced financial results for the fiscal three- and six-month periods ended December 25, 2009.

Three- and Six-Month Summary Results

	Three Months Ended		Six Months Ended
	25-Dec	26-Dec	25-Dec	26-Dec
(In millions, except per share data)	2009	2008	2009	2008

Gross revenue	$82.3	$113.9	$164.6	$228.9

Net service revenue*	$54.2	$61.6	$111.2	$127.5

Goodwill and intangible asset write-offs	$—	$21.4	$—	$21.4

Operating loss	$(1.5)	$(20.4)	$(1.2)	$(18.3)

Federal and state income tax benefit	$(4.5)	$(0.9)	$(4.4)	$(0.7)

Net income (loss) applicable to TRC Companies, Inc.’s common shareholders	$3.3	$(20.4)	$2.4	$(19.3)

Diluted earnings (loss) per common share	$0.16	$(1.06)	$0.12	$(1.01)

Diluted weighted-average common shares outstanding	19,926	19,262	19,788	19,196

*The Company believes net service revenue (NSR), rather than gross revenue, best reflects the value of services provided to its customers and is the most meaningful indicator of TRC’s revenue performance.

Comments on Second Quarter

“The second quarter of fiscal 2010 closely mirrored our performance in the first quarter as challenging conditions continued in the overall economy and our key markets,” said Chairman and Chief Executive Officer Chris Vincze.  “In particular, near-term contributions from engineer, procure and construct (EPC) projects remained limited.  Our anticipated year-over-year decline in NSR was driven by those factors, as well as the decline in spending by our commercial clients.  Despite the difficult near-term sales environment, activity levels in our industry were high and our backlog began to stabilize.  We expanded our bonding capacity in the quarter to $50 million, and we are aggressively pursuing a number of sizeable EPC projects that have the potential to drive our performance in fiscal

TRC

650 Suffolk Street  •  Lowell, Massachusetts 01854

Telephone 978-970-5600   •  Fax 978-453-1995

2011 and beyond.”

“Looking at our quarterly performance by segment, our Infrastructure segment delivered improved operating income on a five percent decrease in NSR, supported by a steady stream of smaller federal, state and local projects.  Within our Energy segment, overall labor utilization decreased as a result of the deferral and general decline of capital expenditures by the power industry during calendar year 2009.  While those economy driven capital program deferrals are not expected to continue in the mid to long term, it has reduced our EPC related revenue in the near term. Offsetting part of that impact was the continued momentum for our energy efficiency services as federal stimulus funding created additional opportunities in that market.  For example, we recently began working on two new state energy efficiency programs in Pennsylvania and New Hampshire. Our Environmental segment experienced lower performance resulting from the wind-down of several large environmental compliance projects, delays in the award of power industry-related environmental compliance projects, and impacts from cost estimate increases and insurance recoverable adjustments for certain Exit Strategy projects.”

“The operating loss reported for the three month period was mitigated by significant improvements in General and Administrative (G&A) expenses which were $2.5 million or 28% lower year-over-year due to the combined effect of lower legal costs, cost control initiatives, and prior restructuring actions.  The Cost of Services (COS) line item reflects a $12.9 million or 21% decrease compared to the prior year.  Approximately $9.3 million of the decrease resulted from a reduced level of Exit Strategy loss reserves, while the remainder of the decrease is due to lower labor and benefit costs and corresponds generally to the decrease in NSR. The combination of lower COS and G&A costs, excluding the related impact of Exit Strategy loss reserves, is indicative of how financial results could improve when revenue growth is realized in the future.”

“Our net income in the period of $3.3 million, or $0.16 per diluted share, benefitted from three items with the net effect of $6.4 million: a federal income tax refund resulting from the Federal legislation that increased the carryback period from three to five years, a reduction in our uncertain income tax provision (previously known as a FIN48 reserve), and a benefit to reflect the extinguishment of debt from the dissolution of a business venture.”

“We concluded the second quarter strongly with $4.4 million of cash, no outstanding borrowings on our revolving credit facility, and a $3.7 million increase in shareholders’ equity.  We also recently announced a two-year extension of our revolving credit facility with

Wells Fargo that now expires in July 2013.  The extended agreement affords us additional financial flexibility and reflects the strong relationship we maintain with our lenders.”

Business Outlook

“As we enter the second half of fiscal 2010, we believe we are well-positioned.  We have streamlined our cost structure and strengthened our balance sheet.  While the near-term business environment remains difficult, we are continuing to take proactive steps, making significant investments to drive revenue, and continuing our margin improvement initiatives.  Our new integrated national sales and marketing campaign is designed to bundle our services across our three segments and cross-sell to both existing and prospective clients, and in particular to our defined national accounts.  Across our three segments, we have seen a slowing of the rate of decline in our backlog, which was $359 million at the end of the second quarter, down 2.7% from the end of the first quarter.”

“TRC operates in markets with great potential for medium- and long-term growth.  With our bonding in place, we see many opportunities in our Energy business, and we are currently tracking more than $100 million in potential EPC energy projects expected to commence in late fiscal 2010 and 2011.  For our Environmental services, a combination of more stringent regulatory requirements, economic factors and a continued global focus on climate change should generate steady demand in that segment.  Within the Infrastructure markets, we are seeing some positive trends in transportation related services. However, opportunities continue to be constrained due to the lack of a new federal transportation bill and revenue shortfalls at the state and municipal levels.  Overall, we expect funding from the American Recovery and Reinvestment Act of 2009 (ARRA) to benefit each of our businesses as renewable energy, transportation, Brownfield, design and construction projects are green-lighted.  However, we anticipate that new contract awards from ARRA will exhibit continued dependence on the fiscal health of state governments and not contribute meaningfully to revenues until fiscal 2011 at the earliest.”

“With that in mind, we remain cautious about our prospects for the remainder of the fiscal year but more optimistic as we look at fiscal 2011.  TRC’s goals for fiscal 2010 remain: (1) achieving profitable growth in our service lines; (2) improving margins and generating positive cash flow, and (3) attracting and retaining top talent.  Our renewed focus on external growth, refreshed marketing and communications strategies, and increased operational efficiencies are the key elements necessary to achieve our goals,” concluded Vincze.

Conference Call Information

The Company will broadcast its second-quarter fiscal 2010 financial results conference call today at 9 a.m. ET. Those who wish to listen to the conference call should visit the “Investor Center” section of TRC’s website at www.TRCsolutions.com. The call also may be accessed by dialing (877) 407-5790 or (201) 689-8328 prior to the start of the call.  For interested individuals unable to join the live conference call, a webcast replay will be available on the Company’s website for one year.

About TRC

TRC creates and implements sophisticated and innovative solutions to the challenges facing America’s energy, environmental, and infrastructure markets.  The Company also is a leading provider of engineering, consulting, and construction management services to commercial and government customers across the country.  For more information, visit TRC’s website at www.TRCsolutions.com.

Forward-Looking Statements

Certain statements in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as “may,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” or other words of similar import. You should consider statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition, or state other “forward-looking” information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including, but not limited to, the availability and adequacy of insurance; the uncertainty of our operational and growth strategies; circumstances which could create large cash outflows, such as contract losses, litigation, uncollectible receivables and income tax assessments, including potential payments related to our ongoing IRS audit, if not resolved successfully; regulatory uncertainty; the availability of funding for government projects; the level of demand for our services; product acceptance; industry-wide competitive factors; the ability to continue to attract and retain highly skilled and qualified personnel; and general political or economic conditions.  Furthermore, market trends are subject to changes, which could adversely affect future results. See additional discussion in our Annual Report on Form 10-K for the fiscal year ended June 30, 2009, Quarterly Reports on Form 10-Q, and other factors detailed from time to time in our other filings with the Securities and Exchange Commission.

TRC COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 25,	December 26,	December 25,	December 26,
	2009	2008	2009	2008
Gross revenue	$82,264	$113,869	$164,621	$228,862
Less subcontractor costs and other direct reimbursable charges	28,024	52,312	53,421	101,381
Net service revenue	54,240	61,557	111,200	127,481

Interest income from contractual arrangements	187	612	367	1,390
Insurance recoverables and other income	2,643	13,273	5,926	13,562

Operating costs and expenses:
Cost of services	49,880	62,763	100,760	116,300
General and administrative expenses	6,371	8,895	13,049	17,516
Provision for doubtful accounts	424	874	1,110	1,674
Goodwill and intangible asset write-offs	—	21,438	—	21,438
Depreciation and amortization	1,846	1,859	3,796	3,768
	58,521	95,829	118,715	160,696
Operating loss	(1,451)	(20,387)	(1,222)	(18,263)
Interest expense	(262)	(846)	(526)	(1,733)
Gain on extinguishment of debt	1,716	—	1,716	—
Income (loss) from operations before taxes and equity in losses	3	(21,233)	(32)	(19,996)
Federal and state income tax benefit	(4,481)	(850)	(4,425)	(668)
Income (loss) from operations before equity in losses	4,484	(20,383)	4,393	(19,328)
Equity in losses from unconsolidated affiliates	(28)	—	(43)	—
Net income (loss)	4,456	(20,383)	4,350	(19,328)
Net loss applicable to noncontrolling interest	(37)	—	(64)	—
Net income (loss) applicable to TRC Companies, Inc.	4,493	(20,383)	4,414	(19,328)
Accretion charges on preferred stock	1,218	—	2,052	—
Net income (loss) applicable to TRC Companies, Inc.’s common shareholders	$3,275	$(20,383)	$2,362	$(19,328)

Basic earnings (loss) per common share	$0.17	$(1.06)	$0.12	$(1.01)
Diluted earnings (loss) per common share	$0.16	$(1.06)	$0.12	$(1.01)

Weighted-average shares outstanding:
Basic	19,573	19,262	19,491	19,196
Diluted	19,926	19,262	19,788	19,196

TRC COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(Unaudited)

	December 25,	June 30,
	2009	2009
ASSETS
Current assets:
Cash and cash equivalents	$4,427	$8,469
Accounts receivable, less allowance for doubtful accounts	86,396	99,903
Insurance recoverable - environmental remediation	33,238	27,379
Restricted investments	20,310	28,214
Prepaid expenses and other current assets	11,218	11,032
Income taxes refundable	3,085	224
Total current assets	158,674	175,221

Property and equipment:	48,497	52,116
Less accumulated depreciation and amortization	35,354	37,075
	13,143	15,041
Goodwill	35,119	35,119
Investments in and advances to unconsolidated affiliates and construction joint ventures	118	119
Long-term restricted investments	52,950	53,295
Long-term prepaid insurance	46,108	47,766
Other assets	10,256	10,335
Total assets	$316,368	$336,896

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$4,861	$4,632
Accounts payable	35,159	44,106
Accrued compensation and benefits	23,198	30,029
Deferred revenue	30,319	38,684
Environmental remediation liabilities	652	566
Other accrued liabilities	40,509	41,959
Total current liabilities	134,698	159,976
Non-current liabilities:
Long-term debt, net of current portion	6,540	7,869
Long-term income taxes payable	4,212	6,079
Long-term deferred revenue	107,945	105,008
Long-term environmental remediation liabilities	6,798	7,533
Total liabilities	260,193	286,465
Preferred stock, $.10 par value; 500,000 shares authorized, 7,209 shares issued and outstanding as convertible, liquidation preference of $21,267 and $28,837 as of December 25, 2009 and June 30, 2009, respectively	3,860	1,808
Commitments and contingencies
Shareholders’ equity:
Capital stock:
Common, $.10 par value; 40,000,000 shares authorized, 19,577,791 and 19,574,309 shares issued and outstanding, respectively, at December 25, 2009, and 19,357,573 and 19,354,091 shares issued and outstanding, respectively, at June 30, 2009	1,958	1,936
Additional paid-in capital	167,406	168,459
Accumulated deficit	(117,020)	(121,434)
Accumulated other comprehensive income (loss)	68	(305)
Treasury stock, at cost	(33)	(33)
Total shareholders’ equity attributable to TRC Companies, Inc.	52,379	48,623
Noncontrolling interest	(64)	—
Total shareholders’ equity	52,315	48,623
Total liabilities and shareholders’ equity	$316,368	$336,896